UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2025 (November 18, 2025)

ADAPTI, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	000-53336	01-0884561
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2278 Monitor St.,
Dallas, Texas	85004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 375-1500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The disclosure in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference into this Item.

Item 3.02 Unregistered Sale of Equity Securities

The disclosure in Item 5.02 of this Current Report on Form 8-K regarding the issuance of the Warrant (as defined below) to Mr. Karim is incorporated by reference into this Item. The Warrant is exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Omar Karim as Chief Revenue Officer.

On November 18, 2025 (“Effective Date”), Adapti, Inc. (the “Company”) appointed Omar Karim to serve as the Chief Revenue Officer of the Company.

Omar Karim, age 44, was appointed to serve as our chief revenue officer in November 2025. From 2002 until November 2025, Mr. Karim was a founder and served as president of MAB Ventures Digital Marketing Agency, LLC until its sale. MAB is a full-service performance marketing agency that specializes in brand strategy, creative execution, end-to-end digital technology, and engagement. Earlier in his career, Mr. Karim managed an automobile dealership, worked as vice-president of business development for PayDivvy, a financial technology startup, which was acquired by HigherOne in 2013, and was a founding member of Fitlab, LLC, an integrated health and wellness venture. Mr. Karim graduated from the University of Southern California and holds a BA in international relations with a double minor in Business Administration and Business Technology.

Omar Karim Employment Agreement and Related Contracts

On the Effective Date, in connection with Mr. Karim’s employment, we entered into an at-will employment agreement (the “Employment Agreement”) with Mr. Karim. Pursuant to the terms of the Employment Agreement, Mr. Karim will receive a base salary of $180,000 per annum. Such base salary will accrue, but not be payable until the earlier of (i) the Company’s board of directors (“Board”) determining that the Company is sufficiently capitalized or (ii) the Company raises an aggregate of $1,000,000 in net proceeds from the sale of its equity securities in one or more transactions (collectively, the “Funding Threshold”). Upon the Funding Threshold, the Company will be required to pay all accrued but unpaid base salary and such base salary will automatically increase to $300,000 per annum.

Upon completion of the Funding Threshold, if Mr. Karim’s employment is terminated for any reason other than “Cause”, “Permanent Disability”, or death, each as described in the Employment Agreement (an “Elective Termination”), then the Company will be required to pay Mr. Karim six (6) months of continued base salary in effect at the time of termination.

Common Stock Purchase Warrant

In addition, on the Effective Date, the Company issued to Mr. Karim, a warrant to purchase up to 240,000 shares of common stock of the Company (the “Warrant”). The Warrant has a term of five (5) years, and an exercise price per share of $3.08, subject to adjustment for stock splits and dividends. The Warrant vests as follows: (i) 48,000 shares vest on the Effective Date, and (ii) an additional 48,000 shares vest on each yearly anniversary thereafter such that the Warrant is fully vested on the four (4) year anniversary of the Effective Date. The Warrant also vests (i) fully upon a “change of control” of the Company, as defined in the Warrant or (ii) ratably from the most recently completed vesting period until the date of any Elective Termination.

Confidential Information and Invention Assignment Agreement

In addition, Mr. Karim entered into the Company’s standard confidential information and invention assignment agreement (“Assignment Agreement”) governing the ownership of any inventions and confidential information.

There were no arrangements pursuant to which Mr. Karim was appointed as Chief Revenue Officer. There are no family relationships between Mr. Karim and any of the directors or officers of the Company or any of its subsidiaries.

The foregoing summary of the Employment Agreement, Warrant and Assignment Agreement are qualified in their entirety by the respective terms of the Employment Agreement, Warrant, and Assignment Agreement, which are attached to this Current Report as Exhibits 10.01, 4.01, and 10.02, respectively.

Item 9.01 Financial Statement and Exhibits.

Exhibit No.	Description
4.01	Form of Warrant issued to Omar Karim on November 18, 2025
10.01	Form of Employment Agreement between Adapti, Inc. and Omar Karim, dated November 18, 2025
10.02	Form of Confidential Information and Invention Assignment Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2025	Adapti, Inc.

	By:	/s/ Adam Nicosia
Adam Nicosia
Chief Executive Officer